Exhibit 99.1
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS
Strong top-line performance driven by higher sales of
Mucinex® DM, Delsym®, and Children’s Mucinex®
Second Quarter Financial Highlights:
•	Net sales increased 75% to $110.6 million.

•	Selling, marketing and administrative expenses increased $26 million to $56 million, including investments in selling and consumer marketing programs.

•	Diluted earnings per share increased 17% to $0.34, inclusive of a non-cash, pre-tax charge of $2.7 million, or $0.04 per diluted share, related to the AlleRx™ royalty interest.
Second Quarter Operational Highlights:
•	Gained a leading position in the over-the-counter (OTC) cough, cold, allergy, sinus (C/C/A/S) category with a total share of 11.9 percent of the market, according to Information Resources Inc. (IRI) data for the 4-week period ending Dec. 31, 2006, an increase of 5.2 market share points versus the prior-year period.

•	Completed the clinical portion of the Phase IIb trial of erdosteine in December. The Company awaits top-line results.

•	Submitted a New Drug Application (NDA) to the FDA for the first extended-release guaifenesin combination prescription product for cough. (Dec.)
CHESTER, N.J. (Feb. 7, 2007) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal second quarter ended Dec. 31, 2006.
Commenting on the Company’s fiscal 2007 second quarter results, Michael J. Valentino, president and CEO said, “I am really excited by our performance this quarter. We produced solid results and we continued to make significant and strategically important investments to further develop our business. We achieved strong top-line growth across our product line which produced healthy increases in both net income and diluted earnings per share in the fiscal 2007 second quarter.”

Valentino added, “These results clearly demonstrate that we can apply our ‘blueprint for success’ to additional products beyond the core Mucinex franchise. Adams now has a leading position in the OTC C/C/A/S category, and with our adult Mucinex franchise, we are now vying for market leadership. Notably, during this quarter of excellent marketing and retail execution, we also achieved two other significant milestones. First, we submitted a NDA in December for the first prescription product in our current portfolio, which will target the cough market. Second, we completed the clinical portion of the Phase IIb trial for erdosteine. We remain on track to provide a summary of top-line results of this study by the end of March 2007.”
Second Quarter Financial Results
Net sales for the quarter rose 75 percent to $110.6 million from $63.2 million in the fiscal 2006 second quarter. This record growth comes primarily from accelerating Mucinex DM sales growth, ramping sales of the newly acquired Delsym line and the launch of the Children’s Mucinex products.
Income before income taxes increased 12 percent to $19.4 million and diluted earnings per share increased 17 percent to $0.34 in the fiscal 2007 second quarter, inclusive of a non-cash, pre-tax charge of $2.7 million, or $0.04 per diluted share, related to the AlleRx royalty interest. Income before income taxes in the fiscal 2007 second quarter also included spending on various selling and consumer marketing programs to support continued market penetration of our products, as well as product development initiatives. In the prior-year period, income before income taxes and diluted earnings per share were $17.4 million and $0.29, respectively.
The Company’s annual effective tax rate was reduced in the fiscal 2007 second quarter to 35.5 percent from 38.7 percent in the fiscal 2006 second quarter. As previously disclosed in the Company’s fiscal 2007 first quarter earnings press release on Nov. 8, 2006, the change was primarily due to a tax deduction provided to U.S. manufacturers that the Company became eligible for as a result of the July 31, 2006, repurchase of the Fort Worth, Texas, manufacturing assets. The year-over-year decline in the rate was also due to a shift in stock compensation expense from non-deductible incentive stock options to deductible non-qualified stock options.
The Company’s gross margin was 75.9 percent for the fiscal 2007 second quarter, compared to 78.0 percent for the same prior-year period. The gross margin decline was primarily due to a year-over-year change in product mix, including higher sales of lower-margin products such as Children’s Mucinex and Delsym, which are manufactured by third parties.
Product Sales
Total net sales of the adult Mucinex products were $79.0 million in the fiscal 2007 second quarter. Mucinex DM posted net sales of $30.6 million in the fiscal 2007 second quarter, a more than two-fold increase over the prior-year period. The strong performance of Mucinex DM was driven by the product’s year-over-year growth in market share, improved depth and quality of distribution as well as a new advertising campaign for the product. On a sequential basis, net sales of Mucinex DM also accelerated, increasing by $6.4 million or 26 percent from the fiscal 2007 first quarter.

Net sales of Mucinex SE were $39.2 million in the fiscal 2007 second quarter, a decline of $1.6 million, or 4 percent, compared to the prior-year period. Even though individual net sales of Mucinex SE slightly declined during the second quarter, Mucinex DM added $17.9 million in sales to the adult Mucinex franchise.
Mucinex D, launched in late October 2005, recorded net sales of $9.1 million in the fiscal 2007 second quarter, a slight decline from sales of $9.7 million in the prior-year period, which benefited from strong initial trade stocking for the product. Mucinex D has continued to experience year-over-year increases in retail consumption and market share gains.
Net sales of Delsym, acquired by Adams in June 2006, were $18.5 million. Delsym is the only FDA-approved over-the-counter 12-hour liquid cough suppressant. On a sequential basis, Delsym sales more than doubled from $8.2 million recorded in the fiscal 2007 first quarter. The brand has responded rapidly to its first-ever television advertising campaign which launched Oct. 23, 2006. Delsym achieved an all-time high market share of 18.9 percent of the cough syrup segment of the C/C/A/S category, according to IRI data for the 4-weeks ended Dec. 31, 2006, an increase of nearly 6 market share points over the prior-year period.
Net sales of Children’s Mucinex products, launched in August 2006, were $12.6 million in the fiscal 2007 second quarter, a sequential gain of 26 percent or $2.6 million, benefiting from its initial consumer advertising campaign which commenced on Oct. 17, 2006. The Children’s Mucinex line consists of two liquid and two Mini-Melt™ versions of immediate-release guaifenesin. According to IRI, Children’s Mucinex achieved an 8.4 percent share of the branded pediatric segment within the C/C/A/S category for the 4-weeks ended Dec. 31, 2006. Children’s Mucinex products already rank No. 4 in the branded pediatric segment of the category, according to IRI data for the same 4-week period.
Other Events:
•	Harold F. Oberkfell named Chairman of the Board of Directors. (Jan.)

•	Filed an appeal brief to the Board of Patent Appeals and Interferences at the United States Patent and Trademark Office in connection with the reexamination proceeding of U.S. Patent No. 6,372,252, covering our guaifenesin delivery system. (Jan.)

•	Michael J. Valentino elected Vice Chairman of the HealthCare Institute of New Jersey. (Dec.)

•	Dr. Alan W. Dunton elected to the Board of Directors. (Nov.)

•	Filed lawsuit against URL/Mutual Pharmaceuticals for patent infringement of our single-ingredient extended-release guaifenesin products. (Oct.)

Business Outlook
•	Selling, Marketing and Administrative Expenses
o	The Company expects total selling, marketing and administrative expenses for the 2007 fiscal year to range from $168 to $172 million. The higher level of expense compared to fiscal year 2006 is primarily due to the following:
•	Higher consumer marketing expenses.
•	The Company reiterates its guidance to spend approximately $70 million in consumer advertising during fiscal 2007.

•	This will consist of approximately $50 million to support the core Mucinex brand, including the new Children’s Mucinex line of products, and approximately $20 million to support the newly acquired Delsym brand.
•	Higher costs related to the 25 new sales representatives hired in July 2006.

•	Higher distribution and shipping costs on increased sales volume as well as higher storage fees resulting from increased manufacturing capacity.

•	Incremental expenses related to the Company’s legal and patent defense. The patent litigation case against URL/Mutual currently has a trial date set for June 26, 2007. As the Company continues to vigorously defend its position, it expects to incur significant legal fees for the remainder of the 2007 fiscal year.

•	Non-cash stock-based compensation expense, primarily recorded within selling, marketing and administrative expenses, is estimated to be approximately $9 million for fiscal year 2007.

•	Increased headcount to support the growth in the business.

•	Higher costs associated with being a public company, including audit and tax-related fees and costs related to compliance projects, such as Section 404 of the Sarbanes-Oxley Act.
•	Product Development Expenses
o	The Company has narrowed the estimated range for spending on product development projects in fiscal year 2007 to between $29 and $32 million, from its previously estimated range of $30 to $35 million, due primarily to lower-than-anticipated outside service costs. As always, product development expenses are subject to the timing of various events. It is important to note that the Company remains on track with its internal timelines for its ongoing development projects.
•	Included in the annual estimate is approximately $10 to $13 million related to the U.S. development program for erdosteine. The clinical portion Phase IIb study of erdosteine was completed in December 2006. The Company awaits top-line results. The Company expects to report preliminary top-line results from the study by the end of March 2007. Assuming these results are positive, Adams would expect to move forward with Phase III development for erdosteine after an “End of Phase II” meeting with the FDA, which could occur early in fiscal 2008.

•	The projected product development expense for fiscal year 2007 also includes spending on other development projects, including line extensions and products utilizing Adams’ extended-release guaifenesin platform technology in combination with other respiratory ingredients. As previously disclosed, the Company expects to nearly double its product portfolio resulting in about 16 to 18 individual items, and at least 30 stock-keeping-units (SKUs) in fiscal 2008.
•	Gross Margin
o	The Company continues to anticipate the gross margin for its adult extended-release guaifenesin products to approximate 80 percent of net sales in fiscal 2007. The gross margin for the Children’s Mucinex products should range between 70 to 75 percent of net sales, and the Delsym product line should produce a gross margin in the mid-60 percent range of net product sales.
•	Effective Tax Rate
o	The Company estimates that its annual effective tax rate for fiscal 2007 will approximate 36.0 percent.
•	Capital Expenditures
o	Capital improvements are expected to approximate between $3 and $5 million in fiscal 2007, primarily relating to the recently acquired manufacturing operations in Fort Worth, Texas.
Fiscal Second Quarter 2007 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal second quarter of 2007 on Wednesday, Feb. 7, 2007, before the market opens. At 9:00 a.m. (ET) on that day, Adams management will conduct a conference call to review the fiscal second quarter results.
To listen live to the call, dial 1-866-356-4441 or 1-617-597-5396. A replay of the call will be available starting at approximately 11 a.m. on Feb. 7 through 5 p.m. on Feb. 14. To listen to the replay, dial 1-888-286-8010 or 1-617-801-6888 and enter the participant password 54190613.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on Feb. 7 through 5 p.m. on March 7.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams’ web site, http://www.adamsrt.com.

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s plans to continue to develop and launch new products, to report results on the erdosteine clinical trials and conduct further clinical trials, to defend its patent position, to maintain improved production capacity and increased sales, and to increase marketing efforts and expand advertising and the Company’s belief and anticipation that the FDA will approve the NDA. Such forward-looking statements can be identified by the words “plan,” “anticipate,” “expect,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: maintain the success of its existing products and successfully introduce and commercialize new products; extend the long-acting guaifenesin platform to new market segments and build the prescription drug market; effectively rely on third-party manufacturers; achieve projected gross margins; retain sales force personnel; increase expenditures on advertising and marketing; successfully conduct clinical trials; preserve its patent position; obtain the FDA’s approval of the NDA and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended September 30, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Income
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)
Net sales	$110,576	$63,247	$200,718	$110,264
Cost of goods sold	26,598	13,920	55,956	22,441

Gross margin	83,978	49,327	144,762	87,823

Selling, marketing & administrative	55,963	29,693	85,946	45,562
Product development	6,727	4,096	13,014	7,522
AlleRx charge	2,699	—	2,699	—
Other, net	(823)	(1,862)	(1,702)	(2,788)

	64,566	31,927	99,957	50,296

Income before income taxes	19,412	17,400	44,805	37,527
Provision for income taxes	6,889	6,734	16,104	14,473

Net income	$12,523	$10,666	$28,701	$23,054

Income per common share
Basic	$0.36	$0.32	$0.82	$0.75
Diluted	$0.34	$0.29	$0.77	$0.65

Weighted-average of common shares used in income per share calculation
Basic	35,192	33,464	35,103	30,676
Diluted	37,135	36,398	37,182	35,676